Exhibit 10.1

SUPERVALU INC.

FISCAL 2013 – 2015 MULTI-YEAR PERFORMANCE AWARD

UNDER THE 2007 STOCK PLAN

AWARD TERMS AND CONDITIONS

These Award Terms and Conditions (the “T&C”) are between SUPERVALU INC., a Delaware corporation (the “Company”), and you, the person named in the attached Award Certificate, who is an employee of the Company or one of its Affiliates, pursuant to the Company’s 2007 Stock Plan (the “Plan”). This T&C is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”). Capitalized terms that are used in this T&C, but are not defined, shall have the meanings ascribed to them in the Plan.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award. The Company hereby grants you, effective on the Grant Date, the number of stock appreciation rights set forth in the attached Award Certificate (the “SAR”) which will be settled in shares of the Company’s common stock, $1.00 par value (the “Common Stock”), subject to the terms and conditions of this T&C, the attached Award Certificate and the Plan. The grant price of the SAR is $xx.xx per share (the “Grant Price”). The SAR will vest in full on May 1, 2015 (“Vesting Date”). Except as otherwise set forth in this T&C, the number of shares of Common Stock to be issued to you upon vesting of this SAR will be determined based on the closing stock price of the Common Stock on May 1, 2015 (the “Settlement Price”) less the Grant Price, multiplied by the number of units to which this SAR relates. This SAR will have value if the Settlement Price is higher than the Grant Price. If this value is positive, it will be divided by the Settlement Price to determine the number of shares of Common Stock to be delivered to you, net of appropriate taxes. Additional details about the payment and settlement of this SAR are set forth in Section 6. No payment will be made upon settlement of this SAR if the Settlement Price does not exceed the Grant Price.

The Settlement Price will be the closing stock price on May 1, 2015 (or the trading day immediately prior if May 1, 2015 is not a trading day) on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the principal other market on which the Common Stock is then listed).

2. Rights with Respect to Common Stock. The SAR granted pursuant to the Award Certificate does not and shall not give you any of the rights and privileges of a holder of Common Stock.

3. Change in Control. Notwithstanding the provisions of Section 1 hereof, but subject to the other terms and conditions of this T&C, upon the occurrence of a Change in Control (as defined below) on or prior to Vesting Date, the unvested portion of the SAR will vest and the SAR will be settled by the Company on the date of the Change of Control. The number of shares of Common Stock to be issued to you upon settlement of this SAR upon a Change of Control will be determined based on the closing stock price of the Common Stock on the day immediately prior to the Change in Control (the “Change in Control Price”) less the Grant Price, multiplied by the number of units to which this SAR relates. If this value is positive, it will be divided by the Change in Control Price to determine the number of shares of Common Stock to be delivered to you, net of appropriate taxes, pursuant to Section 6. For purposes hereof, the term “Change of Control” means any of the following events:

a)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

b)	the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions;

c)	within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest); or

d)	such other event or transaction as the Board shall determine constitutes a Change in Control.

The Change in Control Price will be the closing stock price on the day immediately prior to the Change in Control (or, if that day is not a trading day, the immediately preceding trading day) on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the principal other market on which the Common Stock is then listed).

4. Forfeiture; Effect of Termination of Employment. If you cease to be an employee of the Company or any of its Affiliates for any reason prior to the date the SAR vests pursuant to Section 1 or Section 3 hereof, then your rights under the SAR shall be immediately and irrevocably forfeited, except as stated herein. However, if you cease to be an employee of the Company or any of its Affiliates for any reason prior the date the SAR vests pursuant to Section 1 or Section 3 hereof, the Committee administering the Plan will have discretion to determine whether any amount should be paid to you at the same time other payments are made pursuant to Section 1 or Section 3 hereof. If your termination of employment is (a) due to death, (b) while you are eligible for the Company’s long term disability plan, (c) involuntarily and you receive benefits under a Company severance plan, (d) at or after age 55 with ten years of service, you will receive a prorated settlement at the date specified in Section 6 hereof provided that the Settlement Price or Change in Control Price is higher than the Grant Price. The prorated settlement will be calculated by multiplying the settlement value calculated under Section 1 or 3 hereof by the fraction that is the number of full weeks you were employed during the Performance Period divided by the number of full weeks during the Performance Period. The “Performance Period” is the time between the Grant Date and the Vesting Date (or, if applicable, the Change in Control Date under Section 3).

The SAR shall not be affected by any temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate. If your position changes during the Performance Period and the position you move to is no longer eligible for this SAR, you will receive a prorated settlement at the date specified in Section 6 hereof. The prorated settlement will be calculated by multiplying the settlement value calculated under Section 1 or 3 hereof by the fraction that is the number of full weeks of your eligible service time during the Performance Period divided by the number of full weeks during the Performance Period.

5. Restrictions on Transfer. This SAR may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by you, and no attempt to transfer the SAR, whether voluntary or involuntary, by operation of law or otherwise, shall entitle the transferee with any interest or right in or with respect to the SAR.

6. Payment. After the settlement value of the SAR has been determined pursuant to Section 1 or Section 3 hereof, the Company shall cause the number of shares of Common Stock so determined, less any amount withheld to pay taxes pursuant to Section 7 hereof, to be delivered to you or your estate, as the case may be. The Company will not issue a fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share. For purposes of this Section 6 and Section 7, the Fair Market Value of the Common Stock shall be the Settlement Price (or, if applicable, the Change in Control Price). Any payment made pursuant to Section 1 hereof shall be made as soon as reasonably possible after the Vesting Date. Any payment made pursuant to Section 3 hereof shall be made at the time of the Change of Control.

7. Taxes. In order to comply with all applicable federal, state, local, social security, Medicare and other taxes which are required to be withheld, the Company shall withhold a portion of the Common Stock to be issued pursuant to Section 6 hereof with a Fair Market Value equal to the amount required to satisfy such withholding requirements.

8. Adjustments. The Committee shall make equitable adjustments in the settlement of this SAR to reflect unusual, extraordinary, nonrecurring or other events occurring during the Performance Period that affect the Fair Market Value of the Common Stock, including the transfer, distribution, spin-off, split-up or other disposition of property or assets for which the Company does not receive fair value.

9. Severability. In the event that any portion of this T&C shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this T&C.

10. Interpretations. This SAR award is granted as an award type as outlined in the Plan under Section 6(b) as a Stock Appreciation Right. This T&C is subject in all respects to the Plan. A copy of the Plan is available upon your request. In the event that any provision of this T&C is inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this T&C shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties.

11. No Right to Employment. Nothing in this T&C or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under this T&C, unless otherwise expressly provided in this T&C.

12. Compensation. Any compensation realized from the receipt or payment of the SAR shall constitute a special long-term incentive payment to you and whether or not it is taken into account as compensation in determining the amount of any benefit under any retirement or other employee benefit plan of the Company or any of its Affiliates will be determined solely under the terms of those benefit plans.

13. Headings. Headings are given to the sections and subsections of this T&C solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this T&C or any provision hereof.

14. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this T&C and the attached Award Certificate.

15. Notice. For purpose of this Award T&C, notices and all other communications provided for in Award T&C or contemplated hereby either shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

P.O. Box 990

Minneapolis, MN 55440

Attention: Corporate Secretary

and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

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